                                                                   EXHIBIT 99(a)



                 MUTUAL RESCISSION AGREEMENT AND MUTUAL RELEASE
                 ----------------------------------------------


     This Mutual Rescission Agreement and Mutual Release ("Agreement") is made and entered into by and between DISCOVERY INVESTMENTS, INC. (hereinafter "DCIV") and JOHN CASTELLUCCI (hereinafter "CASTELLUCCI").

     This Agreement is made with reference to the following facts:

     (a) Prior to the date hereof, differences of opinion as to matters of fact and as to matters of law have arisen by and between the parties.

     (b) Because of said differences of opinion as to matters of fact and as to matters of law which have arisen by and between the parties hereto, the parties desire to resolve all of their differences by the rescission, and releases described herein.

     NOW, THEREFORE, it is agreed as follows:

     1. Recital Incorporation. All of the factual recitals are incorporated herein by reference as though fully set forth hereat.

     2. Recission Agreement.

          (a) Plan and Agreement of Reorganization. DCIV hereby consents and agrees to rescind that certain Plan and Agreement of Reorganization with LLO-GAS (hereinafter "LLO-GAS") and CASTELLUCCI as the sole shareholder of LLO-GAS and which CASTELLUCCI was issued 11,900,000 shares of common stock, par value $.001 of DCIV and DCIV acquired all of the issued and outstanding shares of LLO-GAS. CASTELLUCCI hereby consents and agrees to said recission. The closing of the transaction occurred on or about December 20, 1999.

          (b) Mehdi Mostaedi. Subject to any rights that Mehdi Mostaedi (hereinafter "Mostaedi") may have under that certain pledge agreement entered into by and between CASTELLUCCI and MOSTAEDI on or about December 16, 1999 as it relates to certificate number 159 evidencing 2,000,000 shares of the common stock of DCIV, CASTELLUCCI shall return, or cause to be returned, or cause DCIV to cancel upon deliver to Pacific Stock Transfer Company, the transfer agent, any other shares of stock issued in connection with the closing of the transaction.

          (c) Capstone & Company, LLC. CASTELLUCCI represents and warrants that certificate number 160 shares evidencing 9,900,000 shares of stock of DCIV is currently in the possession of Capstone & Company, LLC. or Prudential Overseas Company, Ltd. Said shares were delivered to Capstone & Company, LLC in anticipation of entering into a collateral pledge agreement; however, no collateral pledge agreement has been entered into and said shares, and all right, title and interest to said shares and the right to physical possession thereof, are vested in CASTELLUCCI.

          (d) Delivery. DCIV shall return to CASTELLUCCI 750 shares of the common stock of LLO-GAS evidenced by No. 1, not less than 150 shares of LLO-Gas stock (or more) shall be held by the pledge holder, as additional security for the Mostaedi pledge and CASTELLUCCI's agreements contained herein.

          (d) Payment. CASTELLUCCI agrees to pay or cause to be paid all obligations owing to Mostaedi. Said obligations are evidenced by a note executed by LLO-GAS and CASTELLUCCI dated December 16, 1999 in the principal amount of $150,000, said note bears interest at the rate of 9% per annum and was due and payable as to principal and interest on February 16, 2000. Further, CASTELLUCCI agrees to pay or caused to be paid, or settled on terms and conditions acceptable to DCIV, all obligations or contingent obligations described in paragraph (e) below. CASTELLUCCI further agrees to provide DCIV with the defense of the litigation referred to in paragraph (e)(iii) below. In the event of any actual or perceived conflict of interest in connection with the defense of said litigation, DCIV has the right to retain counsel of its choice, at the cost and expense of CASTELLUCCI.

          (e) Continuing Obligations. As of the date hereof, CASTELLUCCI represents and warrants that there are the following obligations or contingent obligations still owing or claimed to be by CASTELLUCCI and DCIV, or either, and no others, in accordance with the terms and conditions of said obligations:

               (i)   Alschuler, Grossman, Stein & Kahan

               (ii)  Hollander Lumer & Co.

               (iii) West Star Energy Group v. John CASTELLUCCI, Discovery
                     Investments,

                     Inc., Superior Court of the State of California for the County of Los Angeles, Case Number BC232199

               (iv) Convertible Debenture Numbers 1-6, each in the principal sum of $250,000

               (v)   Note of January 28, 2000 in the principal sum of $100,000

               (vi) Various notes - July 19, 1999 in the principal sum of $150,000 and September 17, 1999 in the principal sum of $75,000.

          (f) Ab Initio Rescission. The parties mutually agree to forgo all other rights and benefits provided for under the Plan and Agreement of Reorganization referred to in subparagraph 1(a) above as consideration for the recission, ab initio, of the closing described therein.

     3. DCIV Release. Except as otherwise provided in paragraphs 2 and 6 hereof, and in consideration of this and the other provision of this Agreement, DCIV, for itself and for its officers and directors, does hereby forever release and discharge CASTELLUCCI and any and all of his agents, attorneys, servants, assigns, and assignors, heirs, legatees, devisees, executors, administrators, estates, jointly and severally, from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, attorney's fees, and damages of whatsoever character, nature, known or unknown, suspected or unsuspected from the beginning of time to the date hereof.

     4. CASTELLUCCI Release. Except as otherwise provided in paragraph 2 hereof, and in consideration of this and the other provisions of this Agreement, CASTELLUCCI does hereby forever release and discharge DCIV and any and all of its officers, directors, shareholders, agents, attorneys, servants, assigns, and assignors, heirs, legatees, devisees, executors, administrators, estates, jointly and severally, from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, attorney's fees, and damages of whatsoever character, nature, known or unknown, suspected or unsuspected from the beginning of time to the date hereof.

     5. Unknown Claims. It is the intention of the parties to the provisions of paragraphs 3 and 4 hereto, that the foregoing losses, claims, liabilities and demands of whatsoever character, nature and kind, known or unknown, suspected or unsuspected, hereinabove, specified to be bared; and in furtherance of this intention, the parties, and each of them expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code, which reads in full as follows:

          "A general release does no extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     The parties, and each of them, have acknowledged that they have separately bargained for the foregoing waiver of the provisions of Section 1542 of the California Civil Code. The parties and each of them, expressly consent that this release shall be given in full force and effect in accord with each and all of the expressed terms and provisions, including those terms and provisions relating to any other claims, demands and causes of action hereinabove specified.

     6. Indemnification. CASTELLUCCI hereby indemnifies and holds harmless DCIV and any and all of its officers, directors, shareholders, agents, attorneys, servants, and assigns, from any loss, expense, damages, cost, and attorney's fees incurred by any of them at any time by reason of actions or suits brought against them by reason of entering into this Agreement and by reason of any obligations not otherwise disclosed in this Agreement and by reason of any adverse judgment which may be rendered in that certain litigation entitled West Star Energy Group v. John Castellucci, Discovery Investments, Inc., Superior Court of the State of California for the County of Los Angeles, Case Number BC232199. DCIV shall give CASTELLUCCI immediate notice of any suits or actions instituted against DCIV or any party entitled to said indemnification and hold harmless, by reason of this Agreement and CASTELLUCCI shall have the right to participate in any such suit or action. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the

Company pursuant to the foregoing, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. Notwithstanding the foregoing, CASTELLUCCI agrees that the provisions contained herein shall survive any claim of unenforceability that may be asserted by any third party and that CASTELLUCCI expressly waives any defenses arising out of or under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any state or other federal law which may provide for defenses.

     7. Miscellaneous.

          7.1 Partial Invalidity. If any term of provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be effected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          7.2 Waiver. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

          7.3 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon mailing thereof.

           To:      John Castellucci
                    23805 Stewart Ranch Road, Suite 265
                    Malibu, California 90265

           To:      Discovery Investments, Inc.
                    2980 S. Rainbow Boulevard, Suite 108
                    Las Vegas, Nevada 89146

          Notices of change of address shall be given by written notice in the manner detailed in this subparagraph 7.3.

          7.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

          7.5 Professional Fees. In the event of the brining of any action or suit by a part hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provision on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys' fees, accounting fees, and any other professional fees resulting therefrom.

          7.6 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by his agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

          7.7 Time of Essence. The parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and non-curable (but waivable) default under this Agreement by the party so failing to perform.

          7.8 Construction. Heading at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. In the event the date on which any party is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding day.

          7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one instrument.

          7.10 Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

          IN WITNESS HEREOF, the parties hereto have executed this Agreement effective as of August 10, 2000.


                                      DISCOVERY INVESTMENTS, INC.



                                      By:
                                          -----------------------------
                                          John Castellucci
                                          President


                                      ---------------------------------
                                      John Castellucci


AGREED TO AND ACCEPTED:



----------------------------
Kimberly Lynn Jack


----------------------------
Scott A. Jack


----------------------------
Deborah S. Hackney

DISCOVERY:Mutualrecission.agt.wpd